Exhibit 99.1

MEREDITH CORPORATION REPORTS STRONG RESULTS
FOR THE FIRST QUARTER OF FISCAL 2003

Contact:	Dirck Steimel Phone: (515) 284-2205 E-Mail: dirck.steimel@meredith.com	Jim Jacobson Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

DES MOINES, Iowa, Oct. 30, 2002 - Meredith Corporation (NYSE:MDP) today reported results for the first quarter ended September 30, 2002. Net earnings were $16.5 million, or $0.32 per share, before the cumulative effect of a change in accounting principle (as described below). This represents a 30 percent increase from $12.6 million, or $0.25 per share, on an adjusted basis (also described below) in the first quarter of fiscal 2002.

Total Company revenues were $250.1 million for the first quarter of fiscal 2003, up 6 percent from $236.5 million in the first quarter of fiscal 2002.

On July 1, 2002, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, which changes the accounting for goodwill and other intangible assets with indefinite lives. The two primary items of SFAS No. 142 to note are:
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In the first quarter of fiscal 2003, the Company accounted for SFAS No. 142 by recording a previously disclosed $85.7 million ($1.68 per share) after-tax impairment charge as a cumulative effect of a change in accounting principle. This reflects the write-down of goodwill and other intangible assets, primarily from the Company's acquisition of its Atlanta television station. Including the change in accounting principle, the Company reported, in accordance with generally accepted accounting principles, a net loss of $69.3 million, or $1.36 per share, in the first quarter of fiscal 2003.

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For the first quarter of fiscal 2002, the Company reported net earnings of $0.17 per share, which included $0.08 per share of amortization expense that would not have been required if the amortization provisions of SFAS No. 142 had been in effect last fiscal year. The adjusted results of $0.25 per share exclude, for comparative purposes, the $0.08 per share of amortization expense.

Throughout this release, all of the comparative fiscal 2002 results are adjusted, as if the amortization provisions of SFAS No. 142 would have been in effect in fiscal 2002. The attached financial statements, however, present the Company's previously reported as well as adjusted results.

William T. Kerr, Meredith's Chairman and CEO, stated, "We are pleased to report that our recovery, which began in the last half of fiscal 2002, continued in the first quarter of fiscal 2003 and resulted in materially improved financial performance in both of our business segments. Operating profit increased 11 percent in our Publishing Group and 90 percent in our Broadcasting Group on an adjusted basis. Total Company advertising revenues increased 7 percent in the first quarter of fiscal 2003.

"Our improved financial performance was broad-based throughout the Company and reflects the actions we took. We improved our Broadcasting Group's sales practices, newscasts, and overall programming, which resulted in improved profit contribution at nearly all of our stations. In publishing, we grew advertising revenues and market share, and improved profit contribution from our magazine, book, and integrated marketing operations.

"Our first quarter fiscal 2003 results also reflect an overall improvement in the advertising environment. Within broadcasting, we experienced particularly strong political advertising demand and favorable comparisons due to September 11th."

OPERATING HIGHLIGHTS

Broadcasting

Total broadcasting revenues increased 14 percent to $64.2 million and same-station revenues rose 25 percent during the first quarter of fiscal 2003. Same-station revenues in both periods are adjusted to include revenues of KPTV in Portland, OR, and exclude revenues of the two Florida stations exchanged for KPTV. Excluding political advertising, same-station broadcasting revenues increased $6.7 million, or 13 percent.

Broadcasting operating profit grew 90 percent to $11.3 million from $6.0 million in the first quarter of fiscal 2002 and the Group's EBITDA margin improved to 24 percent in the first quarter of fiscal 2003, from 18 percent in the comparable period.

Kerr commented, "Many of our newscasts improved ratings in the July book, including the late news in Atlanta, which is our largest market. Our duopoly in Portland is off to a strong start as evidenced by improved news ratings and increased revenues. This momentum has continued into the new television season."

Publishing

Total publishing revenues were $185.9 million in the first quarter of fiscal 2003, up 3 percent from $180.2 million in the comparable period. Publishing operating profit increased 11 percent to $28.9 million from $26.1 million in the first quarter of fiscal 2002. Kerr commented, "These results are particularly encouraging because last year's first quarter publishing results were relatively strong.

"Our magazine group reported improved advertising results during the first quarter of fiscal 2003 including our flagship Better Homes and Gardens, which posted high single-digit gains in advertising revenues. For the 12 months ending with the September 2002 issues, Better Homes and Gardens maintained its commanding 11 percentage point lead over its nearest competitor in terms of revenue share in the women's service field. Our newsstand-based businesses, which primarily include our Special Interest Publications and our Creative Collection titles, along with Midwest Living and MORE, posted particularly strong advertising results. Our book operations performed very well, led by the release of the 12th edition of the Better Homes and Gardens New Cook Book."

Other Financial Highlights

Net interest expense was $8.3 million in the first quarter of 2003, compared to $7.2 million in the comparable quarter. This increase is due to a quarter-end mark-to-market adjustment on the company's interest rate swaps. Total debt declined $20 million in the first quarter of fiscal 2003 to $365 million as of September 30, 2002.

Capital expenditures were $8.6 million in the first quarter of fiscal 2003.

Outlook For Second Quarter and Fiscal 2003

Publishing advertising revenues are running up in the low double-digits for the second quarter of fiscal 2003. Broadcast pacings, which are a snapshot in time and change frequently, are running up in the mid-twenties on a same-station basis.

At this time, the Company believes the First Call consensus estimate of $0.35 per share for the second quarter of fiscal 2003 is achievable. In the second quarter of fiscal 2002, the Company's net earnings were $0.23 per share, adjusted for the amortization provisions of SFAS No. 142 and excluding a $0.02 per share nonrecurring gain.

"We are pleased with our first-quarter 2003 results and are off to a good start in the second quarter of fiscal 2003," Kerr said. "Currently, we have limited visibility for advertising demand beyond the elections, which makes precise guidance for the full fiscal year difficult. We reiterate our guidance of $1.55 to $1.65 per share for all of fiscal 2003."

Conference Call Webcast

Meredith will host a conference call on October, 30, 2002 at 11:00 AM EST (10 AM CST), to discuss the results for the quarter. A live webcast will be accessible to the public on the Company's website www.meredith.com. The webcast will remain available until Nov. 6, 2002.

Safe Harbor

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.

Note: All earnings per share figures in the text of this release are diluted. Basic and diluted earnings per share can be found on the attached income statement.

About Meredith Corporation

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, includes 16 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and approximately 150 special interest publications. Meredith owns 11 television stations -- including properties in top 25 markets such as Atlanta, Phoenix and Portland.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, DaimlerChrysler, and Carnival Cruise Lines. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 23 web sites, strategic alliances with leading Internet destinations such as the Microsoft Network (MSN) and branded anchor tenant positions on America Online.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)
	Three Months ended September 30			Percent
		2001		Change vs
	2002	Actual	Adjusted*	Adjusted*
(In thousands except per share)
Revenues:
Advertising	$149,071	$138,841	$138,841	7.4%
Circulation	62,838	61,935	61,935	1.5%
All other	38,153	35,733	35,733	6.8%
Total revenues	250,062	236,509	236,509	5.7%

Operating costs and expenses:
Production, distribution and editorial	110,235	108,248	108,248	1.8%
Selling, general and administrative	97,514	93,398	93,398	4.4%
Depreciation and amortization	7,155	13,577	7,117	0.5%
Total operating costs and expenses	214,904	215,223	208,763	2.9%

Income from operations	35,158	21,286	27,746	26.7%

Interest income	198	160	160	23.8%
Interest expense	(8,504)	(7,313)	(7,313)	(16.3)%

Earnings before income taxes and cumulative
effect of change in accounting principle	26,852	14,133	20,593	30.4%

Income taxes	10,392	5,470	7,970	30.4%

Net earnings before cumulative effect of
change in accounting principle	$16,460	$8,663	$12,623	30.4%

Cumulative effect of change in
accounting principle (net of taxes)	(85,749)	--	--	nm

Net (loss) earnings	$(69,289)	$8,663	$12,623	(648.9)%

Basic earnings per share
Before cumulative effect of change in accounting principle	$0.33	$0.17	$0.25	32.0%
Cumulative effect of change in accounting principle	(1.73)	--	--	nm
Net basic (loss) earnings per share	$(1.40)	$0.17	$0.25	(660.0)%

Basic average shares outstanding	49,494	49,723	49,723	(0.5)%

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)
	Three Months ended September 30			Percent
		2001		Change vs
	2002	Actual	Adjusted*	Adjusted*
(In thousands except per share)
Diluted earnings per share
Before cumulative effect of change in accounting principle	$0.32	$0.17	$0.25	28.0%
Cumulative effect of change in accounting principle	(1.68)	--	--	nm
Net diluted (loss) earnings per share	$(1.36)	$0.17	$0.25	(644.0)%

Diluted average shares outstanding	50,891	51,004	51,004	(0.2)%

Dividends paid per share	$0.090	$0.085	$0.085	5.9%

*	Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001.
nm - not meaningful

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)
	Three Months ended September 30			Percent
		2001		Change vs
	2002	Actual	Adjusted*	Adjusted*
(In thousands)
Revenues
Publishing	$185,868	$180,155	$180,155	3.2%
Broadcasting	64,194	56,354	56,354	13.9%
Total revenues	$250,062	$236,509	$236,509	5.7%

Operating Profit
Publishing	$28,938	$25,536	$26,099	10.9%
Broadcasting	11,320	59	5,956	90.1%
Unallocated corporate	(5,100)	(4,309)	(4,309)	(18.4)%
Income from operations	35,158	21,286	27,746	26.7%

Interest income	198	160	160	23.8%
Interest expense	(8,504)	(7,313)	(7,313)	(16.3)%

Earnings before income taxes and cumulative
Effect of change in accounting principle	26,852	14,133	20,593	30.4%

Income taxes	10,392	5,470	7,970	30.4%

Net earnings before cumulative effect
of change in accounting principle	$16,460	$8,663	$12,623	30.4%

Depreciation & Amortization
Publishing	$2,529	$2,763	$2,200	15.0%
Broadcasting	4,120	10,133	4,236	(2.7)%
Unallocated corporate	506	681	681	(25.7)%
Total depreciation & amortization	$7,155	$13,577	$7,117	0.5%

EBITDA
Publishing	$31,467	$28,299	$28,299	11.2%
Broadcasting	15,440	10,192	10,192	51.5%
Unallocated corporate	(4,594)	(3,628)	(3,628)	(26.6)%
Total EBITDA	$42,313	$34,863	$34,863	21.4%

*			Adjusted results assume the provisions of SFAS No. 142 eliminating the amortization of goodwill and certain intangible assets were effective July 1, 2001.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 30	June 30
Assets	2002	2002
(In thousands)
Current assets:
Cash and cash equivalents	$16,764	$28,225
Accounts receivable, net	134,244	128,204
Other current assets	133,792	115,782
Total current assets	284,800	272,211

Property, plant and equipment, net	212,732	211,250

Other assets	91,798	83,186
Intangibles, net	636,094	672,969
Goodwill	118,153	220,648

Total assets	$1,343,577	$1,460,264

	September 30	June 30
Liabilities and Shareholders' Equity	2002	2002
(In thousands)
Current liabilities:
Current portion of long-term debt	$--	$--
Accounts payable and accruals	140,692	146,333
Other current liabilities	168,147	161,073

Total current liabilities	308,839	307,406

Long-term debt	365,000	385,000
Other noncurrent liabilities	240,484	260,141

Total liabilities	914,323	952,547

Shareholders' equity:
Common stock	39,215	39,256
Class B stock	10,283	10,320
Other shareholders' equity	379,756	458,141

Total shareholders' equity	429,254	507,717

Total liabilities and shareholders' equity	$1,343,577	$1,460,264